Press Release

October 7, 2004

For Immediate Release
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For Information Contact:
Eric R. Anderson, Vice President, Investor Relations - 202.969.1866

NCRIC GROUP, INC. ANNOUNCES RESIGNATION OF STEPHEN S. FARGIS AS SENIOR VICE PRESIDENT AND CHIEF OPERATING OFFICER

WASHINGTON, D.C. -- NCRIC Group, Inc. (NCRIC) (Nasdaq National Market: NCRI), announced today that Steve Fargis has elected to resign as senior vice president and chief operating officer to pursue other interests. The resignation, which will be effective December 31, 2004, was a personal decision by Mr. Fargis. Mr. Fargis will work with NCRIC to ensure a smooth leadership transition and to assist with special projects.

Steve Fargis joined NCRIC in 1996 and was named senior vice president and chief operating officer in 1999. In 2001, Mr. Fargis relocated to Richmond, Virginia to integrate an acquired practice management company into NCRIC's operations. Since his relocation, he has been traveling between NCRIC's Richmond and Washington, D.C. offices on a weekly basis in order to continue working with corporate and insurance operations.

"Steve has been instrumental in our daily operations for almost a decade and has unselfishly put the needs and interests of the Company at the forefront," stated President and Chief Executive Officer R. Ray Pate, Jr. "He has been a key part of the executive team, helping guide NCRIC through periods of rapid growth and change. We are greatly indebted to Steve for his commitment to the Company and thank him for his numerous contributions."

Steve Fargis said, "This has been a very difficult decision for me to make, but I realize that both personal and professional priorities require significant amounts of time in order to be successful. At this time, for personal reasons, I am unable to move back to Washington, D.C. to maintain a full-time presence in our headquarters."

Fargis continued, "I feel very fortunate to have had the opportunity to work with this progressive, dynamic organization and its great people. My time here


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has been richly rewarding and it is with a heavy heart that I leave. I look forward to hearing about the continued accomplishments of NCRIC."

"Although we are sad to see Steve move on, we celebrate his career and contributions to NCRIC," stated Nelson P. Trujillo, M.D., chairman of NCRIC Group, Inc. "This will be a notable period for us as we enter a new phase of our organization's growth and find a new executive to continue Steve's good work."

Pate added, "For NCRIC, it is a very exciting time. As our industry evolves, we continue to work to meet the challenges of a growing organization, find new opportunities to deliver our services, and further our commitment to our clients and shareholders."

About NCRIC Group, Inc.
NCRIC Group, Inc. (NCRIC) is a healthcare financial services organization that assists individual physicians and groups of physicians in managing their practices by providing medical professional liability insurance, practice management and financial services, and employee benefits plan design and pension administration. In addition to its headquarters in Washington, D.C., NCRIC has offices in Wilmington, Delaware; Greensboro, North Carolina; Richmond and Lynchburg, Virginia; and Charleston, West Virginia. NCRIC provides services to more than 5,000 physician clients.

For further information, contact Eric R. Anderson, vice president, investor relations; 1115 30th Street, NW, Washington, D.C. 20007; 202.969.1866, ext. 3102; anderson@ncric.com; or consult NCRIC's website, www.NCRIC.com.

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October 7, 2004